                                                                    Exhibit 10.4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                AGREEMENT NUMBER

                                  AGREEMENT FOR
                      PURCHASE AND LICENSE OF BAY NETWORKS
                              PRODUCTS AND SERVICES

THIS AGREEMENT is effective as of December 10, 1997 (the "Effective Date") and is made between BAY NETWORKS USA, INC., a Delaware corporation with offices at 5 Federal Street, Billerica, Massachusetts 01821, acting on behalf of itself and its affiliates ("Bay"), and Ziplink, LLC, ("Customer"), with offices at 900 Chelmsford Street, Tower One, Fifth Floor, Lowell, MA 01857.



1. PURCHASE OF HARDWARE, SOFTWARE LICENSES AND SERVICES

Under this Agreement, Customer may purchase from Bay certain equipment ("Hardware"), licenses for software including revisions and updates ("Software" and "Software Release"), or installation, Hardware maintenance, Software maintenance, professional services, and educational services (collectively "Services") that are listed in Bay's then-current U.S. price list (the "Price List").

2. ORDERS

Customer agrees that orders placed with Bay for Hardware and Software (collectively, the "Products") and for Services are placed under this Agreement. No order will be effective until accepted by Bay's order acknowledgment (an "Acknowledgment"). Bay shall not unreasonably refuse to acknowledge any order meeting standard business criteria. This Agreement shall govern all orders regardless of any preprinted terms on Customer's order and Bay's Acknowledgment and shall constitute the entire agreement between Customer and Bay. In the case of the equipment and services listed on the initial attachment and exhibits to this Agreement, this Agreement shall serve as the purchase order.

3. PRICES, TAXES, COSTS AND PAYMENT

A. PRODUCT PRICES. The parties have agreed upon pricing for specific Bay Products. The pricing for the Products is attached as Exhibit 1 to this Agreement. The pricing in Exhibit 1 is expressly conditional upon Customer accepting delivery of the entire six million two hundred sixty three thousand one hundred eighty dollars ($6,263,180) worth of Product (after discount and before taxes) by December 26, 1997.

B. SERVICE PRICES. The prices for Services are as follows:

ATTACHMENT A- Resident On-Site Engineer: * - Monthly payments begin when engineer is placed on site.
ATTACHMENT B- Network Management: * - Payable on the
Management/Implementation schedule below.
ATTACHMENT C- Maintenance: * -Effective date is June 20, 1998, billed at the beginning of each quarter.
ATTACHMENT D- Installation/Implementation: *. - Payable on
Management/implementation Schedule.
ATTACHMENT E- Project Management: *. - Payable on
Management/Implementation Schedule.

The Management/Implementation payment schedule shall be: One third payable on March 20, 1998, one third payable on June 20, 1998, and the final third payable when Ninety-five percent of the originally scheduled POPs are installed and accepting paying customer traffic. For Network Management full payment shall be due when the test criteria described on Attachment F is completed.

C. TAXES AND OTHER LEVIES.

Prices do not include any tax, value-added tax, fee, duty or governmental charge, however designated (except for Bay's franchise taxes or for taxes on Bay's net income), which may be levied or based on the Products or Services, or the importation, movement, delivery, use, or possession of Products, including replacement and repair parts. All such taxes and fees shall be for the account of Customer and any such taxes or fees required to be paid or collected by Bay shall be paid by Customer to Bay unless Customer provides Bay with proof of exemption acceptable to the appropriate authority.

D. COSTS. Bay agrees to pay for all applicable transportation costs for products shipped in calendar 1997. Thereafter

The parties have caused this Agreement to be executed by their authorized representatives.

--------------------------------------------------------------------------------
ZIPLINK, LLC.                                    BAY NETWORKS USA, INC.

BY:      /s/ HENRY M. ZACHS             BY:      /s/ J. MANARAS

NAME:    HENRY M. ZACHS                          NAME:    MANARAS

TITLE:   CEO                                     TITLE:   SR. COUNSEL

DATE:    12/23/97                       DATE:    12-23-97

--------------------------------------------------------------------------------
Bay's Agreement for End Use Customers (Rev. USA 1/97) transportation costs shall be added to the price of goods sold.

E. PAYMENT. Payment for the Products delivered on or before December 26, 1997, shall be made in two payments, the first of which shall be in the amount of $2.0 million paid thirty days from the date hereof, with the entire remaining amount paid on March 20, 1998. All payments are to be made in U.S. dollars. Terms of payment for Services shall be net thirty days from the date of invoice. If and to the extent that final acceptance (as defined in section 4E below) of all products takes place before March 20, 1998, all amounts unpaid as of the date of final acceptance shall then become due and payable within ten days, but in no case later than March 20, 1998.

*

G. SERVICE PRICE ESCALATION. Bay agrees that the price for the service component described in Attachment C, "Everyday with Labor Service Description" for the three renewal periods following the initial one year term will not be raised by more than two times the percentage increase in the Consumer Price Index - Urban Wage Earners and Clerical Workers, All Items, Northeast (1982-1984 = 100, October 1997 = 165.8) as reported by the Bureau of Labor Statistics (or any successor index most closely resembling such index) as measured from March 1998 to the first month of any such period. For the purposes of this section only, the base service price for the year period from June 20, 1998, shall be deemed to be *.

4. TITLE, RISK OF LOSS, SHIPMENT, RETURNS, AND CHANGES

A. TITLE, RISK OF LOSS, SECURITY INTEREST. For shipments to locations in the United States, title to Hardware and risk of loss passes to Customer when presented by Bay or its agent to the carrier, except that for the initial order Bay retains the risk of loss until delivery. Bay retains and Customer grants Bay a purchase money security interest in each of the Products until paid for in full. For shipments to locations outside of the United States, title to Hardware passes to Customer upon receipt by Bay of payment in full for the corresponding Product. Risks of loss and damage to Products pass from Bay to Customer upon arrival at the port of entry in the destination country specified in Customer's order.

B. SHIPMENT. Bay ships Products by a method and carrier selected by Bay. Bay will ship freight collect, uninsured if so instructed on Customer's order using a carrier acceptable to Bay. Notwithstanding the foregoing, the initial order will be shipped at Bay's expense and risk.

C. RETURNS. Products received by Customer as a result of an error by Bay in shipment may be returned for credit. Products with defects covered by the warranty or covered under a Service order may be returned for repair or replacement. Customer agrees to first obtain from Bay a return material authorization number and to return the corresponding Product within 10 days after receiving the return material authorization number.

D. CHANGES. Customer cannot cancel or reschedule any order in whole or in part 15 days or less before the ship date on the Acknowledgment, nor after the Product has shipped.

E. FINAL ACCEPTANCE. The Products shall be deemed finally accepted when Bay demonstrates to the Customer that a) the Products are capable of accessing WebTV devices through 56K technology at connectivity equal to or better than current WebTV connectivity (excluding busy signals) as measured by WebTV, and b) the routers interoperate with WorldCom's Stratacom ATM service.

5. SOFTWARE LICENSES

A. LICENSE FOR CUSTOMER'S OWN USE OF SOFTWARE. Customer's purchase of licenses is for its own use of the Software and associated user manuals. Customer's right to use the Software is subject to the "shrink-wrap" license agreement which accompanies the Software media (and is reproduced in the accompanying user manual), the "License Agreement".

B. LICENSE FOR USE OF SOFTWARE RELEASES. Certain Services include the delivery of revisions and updates to Software previously licensed by Customer ("Software Releases") with accompanying release notes, user manuals or other documentation. Customer's right to use a Software Release is governed by the License Agreement.

C. LIMITATIONS. Customer may not translate, decompile, disassemble, use for any competitive analysis, or reverse engineer the Software or its user manuals in any way. Customer agrees to not translate any portion of the Software or associated user manuals into any other format or language without Bay's prior written permission.

6. WARRANTIES

A. WARRANTY PERIOD. The warranty period for the Products shall run from the date of delivery until June 20, 1998, which date shall be the commencement date of the first period of the maintenance contract. During the warranty periods, Bay shall deliver services at the quality and response levels provided for in the maintenance contract.

B. HARDWARE WARRANTY. Bay warrants each item of Hardware to be free from defects in workmanship and material for its respective warranty period which begins on the date Hardware is shipped to Customer. Customer's exclusive remedy and Bay's sole obligation and liability under this warranty is to repair or replace at Bay's discretion any failed Hardware item returned by Customer under a proper return material authorization number.

C. SOFTWARE WARRANTY. Bay warrants each item of Software, as delivered by Bay and properly installed and operated on the Hardware or other equipment it is originally licensed for, to function substantially as described in its accompanying user manual, during its respective warranty period which begins on the date Software is first shipped to Customer. If any item of Software fails to so function during its warranty period, as the sole remedy Bay or Bay's supplier will at its discretion provide a suitable fix, patch or workaround for the problem which may be included in a future Software Release. For specific Software which is distributed by Bay as a licensee of third parties, warranty terms offered by such third parties to end-users may also apply to Customer. During the term of the Software Warranty Bay will provide any new software releases applicable to the Products at no additional costs to Customer.

D. SERVICE WARRANTY. Bay warrants that Services will be performed in a professional and workmanlike manner and within response times set forth in Schedule C respecting the maintenance period.

E. LIMITATIONS. Bay does not warrant that any item of Software or a Software Release is error-free or that its use will be uninterrupted. Bay is not obligated to remedy any Software defect which cannot be reproduced with the latest Software Release. These warranties do not apply to any Product which has been (i) altered, except by Bay or according to its instructions, (ii) used in conjunction with another vendor's product resulting in the defect, or (iii) damaged by improper environment, abuse, misuse, accident or negligence. Replacement parts furnished under this warranty may be refurbished or contain refurbished components. THE FOREGOING WARRANTIES AND LIMITATIONS ARE EXCLUSIVE REMEDIES AND ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY PRODUCT THAT MAY BE FURNISHED BY BAY WHICH IS NOT LISTED IN THE PRICE LIST, OR WHICH IS IDENTIFIED IN THE PRICE LIST AS AN "AS IS" PRODUCT, IS FURNISHED "AS IS" WITH NO WARRANTIES OF ANY KIND.

7. SERVICES

A. SERVICE DESCRIPTIONS. The Services to performed by Bay under this Agreement are set forth in ATTACHMENTS A through E to this Agreement.

B. PRODUCT ELIGIBILITY. To be eligible for maintenance Service, Hardware must be in good operating condition at revision levels specified by Bay, and Software must be at the then-current or immediately preceding Software Release. Bay charges its standard rates then in effect to make Products eligible for maintenance Service coverage.

C. RELOCATION OF PRODUCTS. Relocation of Products under maintenance Service is the sole responsibility of Customer and may result in adjustments to the price for Service and changes to Service response times. If such Products are relocated to another country or a remote location, continued Service is subject to reasonable availability from Bay or a Bay authorized service provider.

D. HAZARDS. Customer agrees to notify Bay in advance if the furnishing of Services will be in an environment which could pose a health or safety hazard to Bay's employees or service providers.

E. REPLACEMENT PARTS AND SERVICE TOOLS. All failed parts replaced during Service coverage become the property of Bay on an exchange basis, whether replaced under warranty, on a per call request, or during maintenance Service coverage periods. Replacement parts may be refurbished or contain refurbished components. Diagnostics, documentation, spare parts, tools, test equipment and other material used in the performance of Services may be furnished by Bay, or already included with Products, or otherwise available by Bay at Customer's facility. Bay grants no title or license to such material which remains the exclusive property of Bay. Customer agrees to allow Bay immediate access to and recovery of all such material at Bay's request.

F. LIMITATIONS. Bay's Service does not apply to any Hardware or Software which has been (i) altered, except by Bay or as otherwise instructed by Bay, (ii) used in conjunction with another vendor's product resulting in the defect, or (iii) damaged by improper environment, abuse, misuse, accident or negligence. Where required by law, Bay will refund the Service price of a covered defective Product if repair or replacement of the failed Product cannot be made.

8. PROPRIETARY RIGHTS AND INFORMATION

A. USE OF PROPRIETARY INFORMATION. "Proprietary Information" includes, without limitation, diagnostics, the Software and Software Releases, all user manuals, other documentation, as well as electronically and visually transmitted printed materials and information disclosed by Customer or Bay, such as new product information, financial or technical data, that is marked with a proprietary or confidential legend. Each party agrees to hold the Proprietary Information of the other in confidence and to use the Proprietary Information only for the purposes expressly permitted, and to disclose Proprietary Information only to its employees and contractors as allowed by the disclosing party and then only on a need-to-know basis. Each party agrees to maintain adequate internal procedures, including appropriate agreements with employees and authorized third parties, to protect the confidentiality of the Proprietary Information. Each party is entitled to appropriate injunctive relief in the event of any unauthorized disclosure or use of its Proprietary Information by the other party.

B.    LIMITATIONS. Proprietary Information does not include information which
      (i) is rightfully in the receiving party's possession in a complete and tangible form before it is received from the disclosing party, (ii) is or becomes a matter of public knowledge through no fault of the receiving party, (iii) is rightfully furnished to the receiving party by a third party without restriction on disclosure or use, or (iv) is independently developed by the receiving party without use of or reference to the disclosing party's Proprietary Information.

C. RESERVATION OF RIGHTS. Bay, on behalf of itself and its suppliers, reserves all proprietary rights in and to (i) all designs, engineering details, and other data pertaining to the Products and Services, (ii) all original works, computer programs, fixes, updates (but not Customer's developed programs), discoveries, inventions, patents, know-how and techniques arising out of work done wholly or in part by Bay or its contractors, and (iii) any and all products developed as a result of such work. The performance by Bay of professional Services shall not be deemed a work-for-hire but shall instead be subject to this section.

D. ADMINISTRATIVE PROCEDURES. Customer is responsible for the security of its own proprietary and confidential information and for maintaining adequate procedures apart from the Products to reconstruct lost or altered files, data or programs.

9. CLAIMS OF INFRINGEMENT

A. INDEMNIFICATION. Bay agrees to defend at its own expense any action brought against Customer to the extent that it is based on a claim that any Product or Service as furnished by Bay infringes a United States patent, copyright, trade mark, or other intellectual property right and will pay any costs and damages finally awarded against Customer in any such actions which are attributable to any such claim. Bay's obligation under the preceding sentence is subject to the conditions that (i) Customer promptly notifies Bay in writing of any such claim,
(ii) Bay has sole control of such defense and all negotiations for any settlement or compromise unless in the reasonable opinion of Customer's counsel there exists a conflict of interest which impairs Bay's ability to adequately represent Customer's interest, and (iii) should any Product become, or in Bay's opinion be likely to become, the subject of any such claim, Customer permits Bay, at Bay's option and expense, to procure for Customer the right to continue using such Product, to replace or modify it so that it becomes non-infringing, or to grant Customer a credit for such Product as depreciated on a three-year, straight-line basis, and accept its return.

B. LIMITATIONS. Bay has no liability to Customer under this section entitled CLAIMS OF INFRINGEMENT with respect to any claim which is based upon or results from (i) the combination of any Product with any equipment, device, firmware or software not furnished by Bay, (ii) any modification of any Product by a party other than Bay or as otherwise instructed by Bay, (iii) Customer's failure to install or have installed changes, revisions or updates as instructed by Bay, or
(iv) Bay's compliance with Customer's specifications, designs or instructions.

10. TERM OF AGREEMENT AND TERMINATION

A. TERM AND TERMINATION. The term of this Agreement shall expire 12 months after Final Acceptance. Thereafter, this Agreement will renew for successive 12 month terms unless an authorized representative of one party provides the other party with written notification of its intent not to renew at least 30 days prior to the expiration of the then current term. Either party may terminate this Agreement if (i) the other party becomes insolvent, files or has filed against it a petition in bankruptcy, or ceases doing business; or (ii) the other party fails to cure a material breach within 30 days after receipt of written notice of such breach from the party not in default. Upon termination by Bay for Customer's breach, Bay may cancel unfulfilled Customer orders.

B. CONTINUING EFFECT. Any expiration or earlier termination of this Agreement does not modify or alter any of the obligations of the parties which accrued prior to such expiration or termination. The sections of this Agreement which address taxes, duty, fee, payment, proprietary rights and information, warranties, export and re-export, remedies, limitations, termination and governing law shall survive any expiration or termination of this Agreement. The section entitled SOFTWARE LICENSES also survives any expiration or termination provided Customer continues to comply with its provisions. Section 3F shall survive any termination or expiration of this Agreement.

C. EFFECT OF TERMINATION. Neither party is liable to the other for damages in any form solely by reason of the expiration or earlier termination of this Agreement.

11. INDEMNITY AND LIABILITY

A. INDEMNITY. Bay agrees to indemnify Customer against any claim arising out of or resulting from Bay's furnishing of Products or Services or this Agreement, if such claim (i) is attributable to bodily injury, death, or to injury to or destruction of physical property, and (ii) is caused by the negligent act or omission of Bay. This obligation on the part of Bay is subject to Customer's obligation to (a) give Bay prompt written notice of any such claim, (b) grant Bay control of the defense and settlement of such claim, and (c) assist fully in the defense provided that Bay reimburses Customer's out-of pocket costs. Bay has no liability for any settlement or compromise made without its prior written consent. Under no circumstances is Bay liable for any third-party claims except for those described in this section and in the section entitled CLAIMS OF INFRINGEMENT.

B. INSURANCE. Bay, at its expense, agrees to maintain adequate insurance coverage to protect against its liabilities under this Agreement. Insurance coverage will include (a) worker's compensation insurance, (b) comprehensive general liability insurance, including coverage for Product liability, bodily injury and property damage, and (c) automobile liability insurance.

C. LIABILITY. IN NO EVENT WILL EITHER PARTY OR THEIR RESPECTIVE SUPPLIERS BE LIABLE FOR (1) ANY COST OF SUBSTITUTE PROCUREMENT, SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR (2) ANY DAMAGES RESULTING FROM INACCURATE OR LOST DATA OR LOSS OF USE OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE FURNISHING OF SERVICES, OR THE USE OR PERFORMANCE OF PRODUCTS EVEN IF INFORMED OF SUCH DAMAGES. EXCEPT FOR DAMAGES RESULTING FROM BODILY INJURY OR DEATH TO PERSONS, OR ARISING UNDER THE SECTION ENTITLED "CLAIMS OF INFRINGEMENT", IN NO EVENT WILL BAY'S TOTAL LIABILITY FOR
(1) ANY DAMAGES IN ANY ACTION BASED ON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID TO BAY FOR PRODUCTS UNDER THIS AGREEMENT, OR (2) CLAIMS BASED UPON

BAY'S OBLIGATIONS UNDER THE SECTION ENTITLED "SERVICES" EXCEED THE TOTAL AMOUNT PAID TO BAY FOR SUCH SERVICES.

12. EXPORT AND RE-EXPORT

Customer agrees not to export, directly or indirectly, any Products, Software, Software Release or related technical data or information without first obtaining any required export licenses or other governmental approvals. Without limiting the foregoing, Customer, on behalf of itself and its subsidiaries and affiliates, agrees that it will not, without first obtaining all export licenses and approvals required by the United States government, (i) export, re-export, transfer or divert any such Software, Software Release or technical data, or any direct product thereof, to any country to which such exports or re-exports are restricted or embargoed under United States export control laws and regulations, or to any national or resident of such restricted or embargoed countries, or
(ii) provide any Product, Software, Software Release or related technical data or information to any military end user or for any military end use, including the design, development or production of any chemical, nuclear, or biological weapons.

13. JOINT MARKETING AND REFERENCE SITES

In consideration of the extraordinary pricing and payment terms provided Customer by Bay herein, Customer agrees to act as both a demonstration site and reference selling account for Bay. Customer shall, upon reasonable advance notice and with due consideration for Customer's operational issues and requirements, provide select potential Bay customers with tours, demonstrations and references. Customer and Bay shall prepare either a joint press release and collateral materials to be released after the execution of this and all associated agreements, or each may elect to make a separate release, but such separate release shall be subject to review and approval by the other party.

14. PRODUCT RETURNS

Bay has granted Customer certain extraordinary discounts on 1,920 ports which replace certain ports Customer had previously obtained from another manufacturer. In consideration of such discounts Customer shall deliver to Bay equipment from such other manufacturer supporting 1,200 ports, together with all applicable documentation and software.

15. GENERAL

A. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the provisions shall remain in full force and effect.

B. Bay and Customer agree to comply with the provisions of all applicable laws and regulations.

C. Neither party is liable for its failure or delay to perform its obligations due to strikes, wars, revolutions, acts of terrorism, fires, floods, explosions, earthquakes, parts or labor shortages, government regulations, or other causes beyond its reasonable control.

D. Except in any case of assignment in connection with the sale or other transfer of all or substantially all of Customer's ISP business (whether in a merger, consolidation, reorganization, outright sale or otherwise) this Agreement may not be assigned by Customer without prior written permission from Bay. Any attempt by Customer to assign any right, or delegate any duty or obligation which arises under this Agreement without such permission will be voidable.

F. Any waiver, amendment or modification of any right or remedy, or of these terms and conditions will not be effective unless in writing and signed by an authorized person of the party against whom enforcement is sought. Neither party shall be bound by typographical or clerical errors.

G. Any notices required to be given shall be in writing and may be sent by mail, telefax, courier service or otherwise delivered to the party to be notified. All notices sent to Customer shall be to the address indicated on the signature page of this Agreement. All notices sent to Bay shall be addressed to 5 Federal Street, Billerica, MA 01821, Attention: Manager, Contracts.

H. This Agreement is governed by the laws of the State of California. Customer and Bay expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

                                  ATTACHMENT A
                            On-Site Resident Engineer
                               Service Description


1. BY MARCH 1, 1998, Bay will assign a resident on-site engineer ( the "On-Site Engineer") to perform the services described herein ("Services"). The On-Site Engineer will perform these Services at Customer's U.S. facility identified in Customer's purchase order ("Facility"). ZipLink will provide tier 1 and tier 2 support which includes active monitoring of the network. Bay Networks Professional Services will provide dedicated personnel who provide tier 3 and tier 4 support of Bay Networks Products to the ZipLink tier 1 and tier 2 personnel. This support will be provided to a ZipLink work center that is staffed with employees, other contract employees and to ZipLink Customers that utilize Bay Networks products. The Bay Networks Professional Services Contract Employees will be expected to act as ZipLink employees when interfacing with ZipLink Customers on behalf of ZipLink. The On-Site Engineer shall have the skills appropriate to the tasks required, and his responsibilities shall include overseeing the day-to-day operation and the well-being of the Bay equipment, INSTALLING SOFTWARE UPGRADES, acting as the escalation point for all operational and technical issues between Bay and Customer and assisting in training Customer personnel and generating and maintaining network configuration documentation. Subject to availability of resources, On Site Engineers will also be offered to Customer on a per day basis at Bay's then current published prices, provided Bay shall have been provided reasonable advance written notice of Customers per-day requirements.

2. The "Start Date" for each On-Site Engineer will be confirmed by Bay to Customer in writing. Customer agrees to notify Bay in writing at least ninety (90) days prior to the expiration of the first twelve months if Customer elects to renew such purchase order, subject to Bay's then current prices or as otherwise mutually agreed.

3. If travel is requested by Customer in the performance of Services, Customer will reimburse Bay as follows:

(i) commercial transportation - reimbursable on an "incurred cost" basis at economy, tourist or coach rates. Travel time for each On-Site Engineer will be considered hours of work expended by each On-Site Engineer;

(ii) private automobile - reimbursable at Bay's then current standard rate (currently $0.315 per mile);

(iii) per diem - reimbursable for actual hotels, meals, and local transportation costs;

(iv) all travel, transportation, and per diem expenses, copies of which are to accompany Bay invoices, for which reimbursement is sought; Customer's administrator shall promptly authorize all reimbursement which meets the requirements of 3(i), (ii) and (iii) above. Reimbursements other than as described above shall require the written authorization of Customer's administrator.

(v) reimbursement shall be made by Customer within thirty (30) days after receipt by Customer of an invoice from Bay.

4. The On-Site Engineer will perform the Services five (5) days per week (Monday through Friday) and will continue to be subject to Bay's personnel policies during the term of the Agreement including, but not limited to, holiday, vacation and sick day policies, salary, benefits and compensation plans. Bay will use reasonable efforts to schedule vacation for each On-Site Engineer so as not to severely interfere with or unduly delay any particular or special requirements of Customer provided Customer advises Bay in advance of such requirements. Bay may schedule training and/or other required meetings for each On-Site Engineer to attend at reasonable intervals during the term of this Agreement. These training classes and meetings will be scheduled at mutually agreed upon times. In the case of any planned absences such as vacation, training, required meetings and the like, Bay shall arrange alternate coverage so that Customer has 52 weeks per year of coverage, less holidays observed locally. Customer acknowledges that unplanned absences may be inevitable and Bay shall not be required to provide replacement coverage on short-term illness days or the like, but shall use its best efforts to provide coverage if illness or other unplanned absence are expected to last more than a few days. Hours of work will be limited to forty (40) hours a week based on a work schedule mutually agreed to by the parties, but generally on a daytime weekday schedule. Any hours that may be reasonably required to be performed in excess of the combination of five (5) eight (8) hour days per week will be provided upon reasonable prior written request, and will be subject to Bay's approval, not to be unreasonably withheld; such excess hours will be offset by equal time off during the normal work period, the allocation of such time off being mutually agreed upon in advance between the parties. Non-business hours shifts and shift work is to be project related and for the purposes of providing tier 3 and 4 support during these projects, not for tier 1 and 2 coverage of the center. The On-Site Engineer should be available via beeper (for Zip Link deemed network emergencies) 24 hours a day, 7 days per week with the exception of vacation. Outside the normal working time of 40 hours per week, time will be deducted from future credited hours at the overtime rate of 100% of the hourly rate quoted in this proposal, less applicable discounts.

5. Customer will provide, promptly upon arrival at the Facility by each On-Site Engineer, all necessary office space for each such On-Site Engineer, full and unrestricted access to a telefax machine, a telephone for calls related to the Services being performed and an adequate area for storage of related equipment. Customer acknowledges and agrees that performance by the On-Site Engineer of his/her obligations under this Agreement is expressly conditional upon the full performance by Customer of its obligations hereunder. Customer understands that Bay will furnish each On-Site Engineer with one (1) portable computer with standard business software application packages (i.e. spreadsheet, word processing, and mail). If any additional computer resources, tools or test equipment are required for the On-Site Engineer to perform his/her work, they will be furnished by Customer at no cost.

6. Customer acknowledges that Bay may replace the On-Site Engineer at any time upon thirty (30) days prior written notice delivered to Customer's administrator. Customer agrees that it will not offer employment to any On-Site Engineer during the term of this Agreement and for a period of one
      (1) year after it expires or terminates.

7. Customer will provide direction in the day-to-day performance of Services, but each On-Site Engineer will at all times be and remain an employee of Bay and not an employee of Customer. Bay shall maintain sole control and discretion over the services rendered hereunder. Each On-Site Engineer will observe Customer's reasonable rules and regulations that Customer makes known to him/her in writing and in advance with respect to the safety of persons and property while at the Facility. Each party will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the Services.

                                  ATTACHMENT B

Network Management
Network Management (NM) as defined by the various standard organizations consists of 5 general areas:

a)       Fault management
b)       Configuration Management
c)       Accounting Management
d)       Performance Management, and
e)       Security Management

The Network Management system that we are proposing for Ziplink will cover all of the above areas. We will be using a combination of existing Bay Networks flagship NM systems such as Optivity and also customized and high performance system based on the NetExpert System from Objective System Integrators, Inc.

Our system will actively manage Ziplink networks based on real time data. It is an intelligent system that will change and adapt to Ziplink networks over time. The system will generate customized reports as required for tracking and historical trending. It will also allow for automated responses to routine events without operators intervention.


WORK TO BE PERFORMED
1)       Network Evaluation, data gathering
2)       System Engineering, Requirement document
3)       Database design
4)       Customization for Ziplink specific needs
5)       Custom reports
6)       Phased deployment, installation and training
7)       Delivery of Documentation
8)       Training of Customer Personnel


RESOURCE
Two NM specialists, one Consultant, and one project manager to coordinate with the other NM specialists from other projects


DURATION
Approximately 6 months


OSI SOFTWARE
A Sun Microsystem hardware platform will be required and an OSI software platform may be required in order for Bay to perform its work hereunder. Ziplink shall be responsible for purchasing this hardware and software.


METHODOLOGY
A Bay Networks Consultant will meet with Ziplink to determine its needs and requirements. He will study the network, understand the traffic and the connectivity, observe and comment on the operations of the network. He will also review the current mode of management of the network. From this set of data he will provide a written set of system engineering documents and the preliminary NM requirement document. With Ziplink comments and feedback, this document will be the basis for the Database design and for the customization of the various existing NM modules to fit Ziplink environment.

Reports will also be customized to reflect Ziplink network.

As each phase of the development is completed, they will be deployed into Ziplink networks. Training will be provided in each step.

                                  ATTACHMENT C

                     EVERYDAY WITH LABOR SERVICE DESCRIPTION


1.       TRC Access and Information Services

Customer shall be entitled to Technical Response Center ("TRC") support. The TRC is a telephone handling service staffed by Bay's product support personnel which provides assistance with diagnosis of defects or failures in the Bay hardware and software products to conform with published documentation. Currently Bay has TRCs in Billerica Massachusetts; Santa Clara, California; Valbonne, France; North Sydney, Australia and Tokyo, Japan.

Customer shall have TRC access seven days per week, twenty-four hours per day, with no restriction on the number or qualification of Customer's personnel who are eligible to place telephone calls to report product related questions or problems. Customer will also receive one annual subscription for Bay's technical reference library; including CD-Rom and hard copy documentation.


2.       Software Updates; Software Fixes

Under this Service Description, Customer shall be entitled to receive Software Releases, which include new features, enhancements and improvements to Bay's software, as they are made generally available for release by Bay, for products covered under the terms of this Service Description.

If Bay diagnoses that a reported problem is due to nonconformance to published specifications of a supported software version, then Bay will provide any software fix for the reported nonconformance available at the time the problem is reported. If there is no such available fix, Bay will use reasonable commercial efforts to remedy such nonconformance, which may include a workaround or other temporary fix to the software. If the software is not a currently supported version, and the nonconformance has been corrected in a supported version, Customer will be advised to upgrade in order to obtain assistance. Bay does not promise or guarantee that all nonconformance of the software can be corrected.

If Bay is unable to complete its diagnosis telephonically, Bay may, at its sole discretion, dispatch a service technician to the Customer's site in order to facilitate Bay's diagnosis. There shall be no additional charge to Customer for such dispatch unless made by Bay at the request of Customer.


3.       Hardware Support

Bay will provide same business day on-site replacement of Bay Networks' field replaceable hardware components at each covered site. The principal period of maintenance for this Service Description is seven days per week, twenty-four hours per day.

If Bay diagnoses that a reported problem is due to a failed hardware component, Bay shall dispatch a service technician to arrive on-site (i) within four hours following completion of diagnosis to perform on-site replacement, if the products to be repaired or replaced are installed less than 50 miles from the nearest parts depot of Bay or any of its authorized representatives, or (ii) within six hours following completion of diagnosis to perform on-site replacement if the products to be repaired or replaced are installed more than 50 miles but less than 100 miles from the nearest parts depot of Bay or any of its authorized representatives, AND AS SOON AS REASONABLY POSSIBLE IN THE CASE OF PRODUCTS INSTALLED MORE THAN 100 MILES FROM A BAY OFFICE.

On-site replacement is the de-installation by Bay Networks of a defective field replaceable hardware product component and the installation of a replacement hardware Product component. The failed component which is de-installed by Bay Networks shall become the property of Bay Networks on an exchange basis.

4.       Responsibilities of Customer

Customer shall ensure that a V.32 modem, or such other modem as Bay may designate, is installed on the Customer network in order to facilitate Bay's dial-in diagnostics capability. Customer shall provide Bay all necessary authorizations for remote access by Bay to the Customer network. Customer agrees to provide the service technician with immediate access to the products to be maintained. Customer must advise Bay in writing, of any change of locations for products to insure proper dispatch and delivery. Customer is responsible for ensuring that the products are used and maintained in accordance with the applicable product documentation.

At any site where Customer is purchasing this Service Description for a particular product, Customer must cover all "like" products at such site under this Service Description. (By way of example, all Access feeder Nodes (AFNs) are "like" products. Therefore, an Ethernet AFN is a "like" product to a Token Ring AFN, but not a "like" product to an Ethernet ASN.) Customer may not split the coverage of a group of "like" products at any one site between this Service Description and Service Descriptions BF2300XXX, BG2300XXX, BH2300XXX, BJ2300XXX or BK2300XXX.

5.       Conditions

Bay's support obligations are expressly conditional upon the products not being:
(i) subject to unusual mechanical stress or unusual electrical or environmental conditions; (ii) subject to misuse, accident or disaster including without limitation fire, flood, water, wind, lightning or other acts of God; (iii) altered or modified unless performed or authorized by Bay. Bay shall have no liability or obligations hereunder for failure of the products to conform to published specifications resulting from the combination of the products with any third party hardware or software not authorized in Bay's published documentation or when caused by Customer's inability to use the products if they are operating substantially in accordance with published specifications.

                                  ATTACHMENT D

                  INSTALLATION/IMPLENTATION SERVICE DESCRIPTION


Bay Networks Staging and Integration Services will provide configuration setup, integration, and testing at each designated Zip Link facility with our staging and integration facility with a dedicated staff. All hardware and software is staged to mutually agreed specifications.


Staging and Option

INSTALLATION INTEGRATION SERVICES
o         Unpacking the equipment at your site
o         Placing the equipment on-site in its designated location
o         Powering up and verifying that the equipment is properly functioning
o         Connecting the equipment to your network
o         Verifying that the equipment is operable on your network


PLACEMENT
o Receiving and inspecting all equipment at Zip Link Site integration facility
o Placing the equipment in a designated rack or for tabletop installation


INSTALLATION
o Unpacking the equipment at your site o Placing the equipment on-site in its designated location o Powering up and verifying that the equipment is properly functioning o Connecting the equipment to your network o Verifying that the equipment is operable on your network


ASSEMBLY
o         Inserting and connecting system components and cables
o         Verifying firmware configuration and parameters
o         Performing appropriate diagnostics to verify proper operation
o         Loading system software
o         Configuring IP, OSPF, and  PPP protocols
o Testing the basic configuration by powering it up and conducting a network ping test


ACCEPTANCE
o Review of the Bay Networks INSTALLATION INFORMATION PACKAGe with your designated representative
o         Verifying that the equipment meets installation specification
o         Obtaining your designated representative's sign-off of completion

                                  ATTACHMENT E

                          BAY NETWORKS PROJECT MANAGER

Bay Networks will provide a highly disciplined Project Manager who possesses proven technical and program management expertise, for the period of performance of this contract. As an integral component for the success of the overall project, The Project Manager will:

/X/ act as primary interface to Bay Networks' management on problem identification and resolution,

/X/ ensure timely completion of all required Bay Networks tasks through proactive planning and management activities,

/X/   establish project goals, milestones, and deliverables,

/X/ work with your designated Project Manager to anticipate, evaluate, and resolve potential project risks,

/X/   minimize disruptions and/or delays through effective contingency planning,

/X/ act as primary contact for Bay Networks project, technical, financial data, and

/X/   provide technical and/or project management expertise as required.

The Project Manager will have direct control and responsibility for key Bay Networks Professional Services operational, personnel and financial resources necessary to ensure successful completion of this project.

The Project Manager will submit to you a Project Status Report as agreed on by the project the during the Period of Performance. The Project Manager will maintain close and frequent contact with your organization to include project status and issues.

Your Project Manager will be the primary team contact to Bay Networks for network support, implementation, and planning issues as well as the overall manager for the successful completion of the project. S/he may manage the efforts of other skilled, experienced individuals assigned to manage or implement specific project tasks.


PROJECT PLAN
Bay Networks will develop and maintain a Project Plan. The Project Plan will describe how Bay Networks will organize and manage resources required to complete your network design and implementation. Bay Networks will develop the Project Plan using a variety of tools, to include Lotus Notes and Microsoft Project, according to the Statement of Work. It will include a project organization, functional matrix, work breakdown structure, responsibility account matrix, detailed schedules, staffing plans, schedule of deliverables, including your furnished items, and a risk management plan.

STATUS REPORTING AND PROBLEM ESCALATION
The Bay Networks Project Manager will undertake the necessary steps required to develop contingency plans as a means to resolve potential issues. The Project Manager will then review the outlined plans with your team and obtain agreement on the proposed alternatives. If the key event or activity is related to activities outside the Bay Networks project scope, the Bay Networks Project Manager will notify your Project Manager of the situation.

We will conduct major milestones review meetings / conference calls with you. Bay Networks will present all required documentation and develop a Status Report for approval at the review meeting. Planning techniques such as PERT (Program Evaluation and Review Technique) and CPM (Critical Path Method) are commonly used to develop and review implementation progress. You will be asked to review all items and approve items completed

Bay Networks will either provide a Project Review with you or provide a summary report as required. Bay Networks will present complete Project status, including a discussion of technical issues, schedules, deliverables, Project risks, and action items.

The Bay Networks Project Manager will conduct telephone conference meetings with the various Bay Networks project leaders in a weekly basis or as required. Major issues will be identified and a summary report will be made available to your team.

CONTRACT MANAGEMENT AND CHANGE CONTROL
Bay Networks and your team will agree on a change control procedure. The Change Control Procedure will control all requests for change to the network Statement of Requirements and changes to the work proposed herein. Work changes caused by late information, inaccurate information, and your supplier delinquencies will require changes to the scope of this agreement governed by the Change Control Procedure.

                                  ATTACHMENT F

                     NETWORK MANAGEMENT COMPLETION CRITERIA


(To be agreed upon between the technical staffs of Bay and Customer)

Exhibit 1
---------

        *

                                AMENDMENT NO. 1
                                       TO
                                 AGREEMENT FOR
           PURCHASE AND LICENSE OF BAY NETWORKS PRODUCTS AND SERVICES

THIS Amendment No. 1 ("Amendment") is effective as of June 25, 1998 (the "Effective Date") and is made between BAY NETWORKS USA, INC., a Delaware corporation with offices at 5 Federal Street, Billerica, Massachusetts 01821,acting on behalf of itself and its affiliates ("Bay"), and Ziplink, LLC, ("Customer"), with offices at 900 Chelmsford Street, Tower One, Fifth Floor, Lowell, MA 01857.

WHEREAS, the parties have entered into an agreement number 980138 for the purchase and license of Bay products and services with an effective date of December 10, 1997 (the "Agreement"); and

WHEREAS, the parties desire to modify the Agreement.

NOW, THEREFORE, the parties hereby agree as follows.

Discounts For Certain Additional Products
Subject to Section 1(D) below, all Bay Remote Access products purchased by Ziplink after the Effective Date of this Amendment shall be discounted at * off of Bay Networks' List Price current on the date of purchase by Ziplink. Subject to Section 1(D) below, all Bay Backbone Node Router products purchased by Ziplink after the Effective Date of this Amendment shall be discounted at * off of Bay Networks' List Price current on the date of purchase by Ziplink. For all other Bay products, including all System 5000 products purchased by Ziplink after the Effective Date of this Amendment, the discount shall be * off of Bay Networks List Price current on the date of purchase by Ziplink. The discounts in 1(A) and 1(B) above shall apply only to orders placed by Ziplink during the twelve month period commencing on the Effective Date of this Amendment, provided that such discounts shall be limited to the first fifteen million dollars of product (at the Bay Networks then-current List Price) purchased during such twelve month period. For all orders placed by Ziplink in excess of fifteen million dollars at List Price, the discount shall be * off of Bay's then-current List Price for the Remote Access products and * off of Bay's then-current List Price for the Backbone Router products. No discounts or price reductions in sections 1 or 2 of this Amendment shall limit or effect any of Bay's obligations or Ziplink's rights under Section 3F of the Agreement.

Payment

Ziplink agrees to make payment to Bay in full for all outstanding invoices and all amounts owed to Bay (as of the Effective Date of the Amendment) for the Products listed in Exhibit 1 to the Agreement (referred to as the "Initial Product Purchase") no later than June 26, 1998. In exchange for this payment, Bay agrees to reduce the aggregate total value of such invoices for the Initial Product Purchase by * dollars. The Resident On-Site Engineer Services in ATTACHMENT A to the Agreement shall continue to be billed to Ziplink on a monthly basis.

The Network Management Services in ATTACHMENT B to the Agreement shall be subject to later mutual agreement of the parties with respect to deliverables, milestones and the payment schedule. In the event the parties cannot reach a mutually acceptable agreement, Ziplink can terminate its obligations respecting Network Management services from Bay and no amount whether for previously performed or future Network Management services shall be due or payable to Bay.

The Maintenance Services in ATTACHMENT C to the Agreement shall billed at the beginning of each quarter as currently set forth in Section 3(B) of the Agreement provided however, that Bay agrees to reduce maintenance billings otherwise due and owing by * dollars. This * dollar reduction will be effected on a pro-rata basis as an effective * discount over the first * million dollars of maintenance billings. The first * dollars of maintenance billings includes the * Maintenance Price set forth in Section 3(B) of the Agreement.

Ziplink agrees to make payment to Bay for the Installation/Implementation Services and the Project Management Services described in ATTACHMENTS D and E of the Agreement, respectively, as follows: (i) fifty percent shall be due ten days following the date upon which the fifteenth Point of Presence has been installed and (ii) fifty percent shall be due ten days following the date upon which the twenty-fifth Point of Presence has been installed. For all Bay products purchased on or after June 1, 1998, payment will be due and owing net thirty days from the date of invoice. Section 4(E) of the Agreement is hereby deleted.

Bay Professional Services purchased by Ziplink in support of future product purchases will be subject to Bay's standard terms and conditions.

Warranty and Maintenance

The warranty for the Initial Product Purchase shall commence ten days following the date upon which the fifteenth Point of Presence has been installed (the "Warranty Start Date"). The warranty period shall be ninety days. Hardware and Software Maintenance for the Initial Product Purchase shall continue ninety days after the Warranty Start Date.

The warranty for all purchases of Bay product purchased on or after June 1, 1998 shall commence upon the tenth day following installation of each such purchase. The warranty period shall be as set forth in the Bay Price List current on the date of such purchase by Ziptink.

In the event of a conflict between the terms of this Amendment and the terms of the Agreement, then the terms of this Amendment shall govern.




The parties have caused this Agreement to be executed by their authorized representatives.

ZIPLINK, LLC                                       BAY NETWORKS USA, INC.

BY: /s/ Christopher Jenkins                        BY: /s/ John Manaras

NAME: Christopher Jenkins                          NAME: John Manaras

TITLE: President                                   TITLE: Senior Counsel

DATE: 7/17/98                                      DATE: 7/17/98